EXHIBIT 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) effective as of December 7, 2022 to the Employment Agreement, dated January 1, 2022 (the “Employment Agreement”), by and between NightHawk Biosciences, Inc. f/k/a Heat Biologics, Inc. (the “Company”) and William Ostrander (“Executive”). Capitalized terms used herein without definition shall have the meanings assigned in the Employment Agreement.

WHEREAS, Executive was retained under the Employment Agreement by the Corporation to serve as its President and Chief Executive Officer; and

WHEREAS, in recognition of the hard work and performance by Executive, the Corporation desires to amend the Employment Agreement to increase Executive’s annual base salary.

NOW THEREFORE, for the mutual promises contained herein and for ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1. Amendments. Section 3(a)(i) of the Employment Agreement is hereby deleted and replaced with the following:

“(i)     Executive shall receive an annual base salary of Three Hundred Seventy Five Thousand Dollars ($375,000) for the Term (“Base Salary”), payable in semi-monthly installments.”

Section 3(a)(ii) of the Employment Agreement is hereby deleted and replaced with the following:

“(ii)    Executive shall be eligible for an annual performance bonus of up to forty percent (40%) of the Base Salary, which bonus shall be payable in cash (“Annual Bonus”). Any Annual Bonus that may be awarded will be in the sole and absolute discretion of both the Compensation Committee and the Board of Directors of the Corporation, to be determined and payable at the completion or each calendar year.”

2. Severability. The provisions of this Amendment are severable and if any part or it is found to be unenforceable the other paragraphs shall remain fully valid and enforceable.

3. No Other Amendments; Confirmation. All other terms of the Agreement shall remain in full force and effect. The Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

4. Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

5. Governing Law. This Amendment is made and shall be construed and performed under the laws of the remaining provisions will nevertheless continue to be valid and enforceable. State of North Carolina without regard to its choice or conflict of law principles and the parties agree to North Carolina as the exclusive venue for any disputes arising hereunder.

1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Mr. Wolf’s Employment Agreement to be duly executed as of the day and year first above written.

NIGHTHAWK BIOSCIENCES, INC.

By:	/s/ Jeffrey Wolf
Name:	Jeffrey Wolf
Title:	Chief Executive Officer

/s/ William Ostrander
William Ostrander

2